News Release

For Further Information:
Jessica Ramsey, 248.559.0840
ir@cnfrh.com

For Immediate Release

Conifer Holdings Announces $2.1 Million Stock Repurchase Program

Birmingham, MI, February 25, 2016 - Conifer Holdings, Inc. (Nasdaq: CNFR) today announced its Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $2.1 million of its outstanding common stock over a one year period.

“The stock repurchase program demonstrates our strong confidence in the Company’s underlying value, and our commitment to long-term shareholder returns,” said James Petcoff, Chairman and CEO.

Under this program, management is authorized to repurchase shares at prevailing market prices through open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the Company’s stock, general market conditions, and other factors. Repurchases may be made from time to time, without prior notice. The Company may suspend or discontinue the program at any time.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market [Nasdaq: CNFR].  Additional information is available on the Company’s website at www.CNFRH.com.